Exhibit (r)(1)

ALTI PRIVATE EQUITY ACCESS FUND COMPLIANCE MANUAL

Alti Private Equity Access Fund

COMPLIANCE POLICIES AND PROCEDURES MANUAL

February 2023

This Compliance Manual is for Alti Private Equity Access Fund (the “Fund) use only, and is not be to be copied, duplicated, loaned or distributed without the written permission of the Fund’s Chief Compliance Officer.

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ALTI PRIVATE EQUITY ACCESS FUND COMPLIANCE MANUAL

TABLE OF CONTENTS

1.	Introduction		3
2.	Definitions		4
3.	Compliance Program		5
	a.	Chief Compliance Officer	6
	b.	Annual Review	6
	c.	Senior Officers	7
	d.	Anti-Money Laundering Policy	7
	e.	Business Continuity Plan	7
4.	Affiliated Persons/Transactions		8
	a.	Rule 17a-7	8
	b.	Rule 17e-1	8
	c.	Rule 10f-3	8
	d.	Rule 12d3-1	9
5.	Fund Governance		10
6.	Regulatory Reporting		10
	a.	N-CSR Requirements	10
	b.	Form N-Q	11
	c.	Form N-2	11
	d.	Blue Sky: State Registration	11
	e.	Form N-SAR	11
	f.	Section 13 Reporting	11
	g.	Proxy Voting	12
	h.	Forms 3, 4 or 5	13
7.	Investment Process		14
	i.	Private Equity Investments	14
	j.	Co-Investments	14
	k.	Diversification	14
	l.	Senior Securities	15
	m.	Borrowing Procedures	15
	n.	Pricing and Valuation Guidelines	15
	o.	NAV Calculation Errors	15
8.	Recordkeeping		15
9.	Tender Offers		17
10.	Key Service Providers		18
11.	Report to Shareholders		18

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ALTI PRIVATE EQUITY ACCESS FUND COMPLIANCE MANUAL

1.	Introduction

The Alti Private Equity Access Fund (the “Fund”) is a registered investment company under the Investment Company Act of 1940 (the “1940 Act”). Section 38a-1 of the 1940 Act requires all registered investment companies to design and implement a compliance program sufficient to oversee the compliance requirements under the 1940 Act as well as applicable regulations promulgated by the Securities and Exchange Commission (“SEC”), the Commodities Futures Trading Commission (“CFTC”) and any other federal laws, rules or regulations.

The policies and procedures in this Compliance Manual are being adopted by the Fund, through acceptance by its Board of Trustees, to ensure the requirements are met. The Rule specifically states that these policies and procedures must address:

•	Pricing of Fund securities and Fund shares;
•	Processing of Fund shares;
•	Identification of affiliated persons;
•	Protection of nonpublic information; and
•	Compliance with Fund governance requirements.

These written policies and procedures will comprise the Funds' Compliance Program, and are designed to prevent violations of applicable rules and regulations from occurring, detect violations that have occurred and provide for the prompt correction thereof. The Compliance Manual will be reviewed, revised and updated periodically to reflect changes appropriate for the Fund’s operations, holdings, and industry and regulatory developments.

The Fund is appointing Cynthia Aragon as the Chief Compliance Officer (“CCO”). Cynthia Aragon also serves as the Chief Compliance Officer for ALTI LLC, (the “Adviser”), the Adviser to the Fund. As an “inside” CCO, Cynthia Aragon could face certain conflicts of interest, however, since the Adviser has a fiduciary obligation to act at all times in the best interest of its client, the Fund, and the Fund has a fiduciary obligation to act in the best interest of the shareholders, the obligations of the CCO are generally aligned. In the event, there is a conflict between the Adviser and the Fund, the interests of the Fund will always take top priority.

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2.	Definitions

Many of the terms used in this Compliance Manual are defined terms. Below is a list of specific terms and their definitions. Unless specifically provided herein, defined terms will have the same meaning as they do in the Fund’s Prospectus.

1933 Act	U.S. Securities Act of 1933, as amended

1934 Act	U.S. Securities Exchange Act of 1934, as amended

1940 Act	U.S. Investment Company Act of 1940, as amended

Administrator	Party providing administrative and legal support to the Fund

Advisers Act	Investment Advisers Act of 1940, as amended

Affiliated Person(s)	(i)	any person directly or indirectly owning, controlling, or holding with power to vote, five percent or more of the outstanding voting securities of the adviser (this could be a person or a company, including any parent company);
	(ii)	any person five percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the adviser (i.e., a company where the adviser owns five percent or more of the company);
	(iii)	any person directly or indirectly controlling, controlled by, or under common control with, the adviser (e.g. if the adviser is owned by a parent company, any other companies owned by the parent); or
	(iv)	any officer, director, partner, managing member, or co-partner of the adviser.

Board	The Board of Trustees

CEA	Commodity Exchange Act

Chief Compliance Officer or CCO	The party providing compliance oversight to the Fund

Chief Executive Officer or CEO	The principal executive officer of the Fund

Compliance Program(s)	Policies and procedures adopted and implemented by registered investment companies, registered investment advisers, administrators, transfer agents, and distributors reasonably designed to prevent violations of federal securities laws

Custodian	The party responsible for safekeeping the Fund’s securities and investments

Independent Trustees	The members of the Board that are not "interested persons" of the Fund as that term is defined in Section 2(a)(l9) of the 1940 Act

Distributor	The party responsible for marketing the Fund and selling Fund shares

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Fund Accountant	The party responsible for maintaining the Fund’s books, including valuing securities and calculating net asset value

Key Service Providers	Collectively, the Fund’s Adviser, Sub-adviser, Distributor, Administrator, Fund Accountant, and Transfer Agent

Investment Adviser or Adviser	The party responsible to investing Fund assets and managing the securities owned by the Fund

IRC	The Internal Revenue Code, as amended

Patriot Act	The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001

Portfolio Affiliate	A company of a fund if the fund, a fund under common control with the fund or both, controls the company or owns or controls five percent of more of the company's outstanding voting securities

Reporting Persons	Under section 30(h) the 1940 Act, the following persons are; (1) direct owners of more than 10% of the Fund’s outstanding securities; (2) indirect owners of more than 10% of the Fund’s outstanding securities; (3) officers and trustees of the Fund; (4) any investment adviser to the Fund; and (5) "affiliated persons" of the Adviser to the Fund

SAI	Statement of Additional Information

SEC or Commission	The U.S. Securities and Exchange Commission

SOX	The Sarbanes-Oxley Act of 2002

Second Tier Affiliate	Affiliated persons of affiliated persons

Transfer Agent	The party responsible for processing shareholder transactions

Treasurer	The principal financial officer of the Fund

3.	Compliance Program

Rule 38a-1 of the Investment Company Act of 1940 required the Board to approve the Fund’s Compliance Program and those of the Fund’s key service providers. The approval must include the majority of the Independent Trustees and must be based on an evaluation of the Compliance Programs ability to detect and prevent violations of securities laws by the Funds. The Chief Compliance Officer shall maintain copies of the Compliance Program documents, Board materials related to the Compliance Program and annual review reports for at least five (5) years from the date they are created.

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ALTI PRIVATE EQUITY ACCESS FUND COMPLIANCE MANUAL

a.	Chief Compliance Officer

Rule 38a-1 of the Investment Company Act of 1940 requires that the Chief Compliance Officer have sufficient knowledge and experience regarding securities laws to effectively manage the Compliance Program of the Fund. The Chief Compliance Officer must be empowered with the authority to develop and enforce the Compliance Program for the Fund. As such, the Chief Compliance Officer reports directly to the Board on all matters related to the implementation and enforcement of the Compliance Program.

To assist the Chief Compliance Officer in fulfilling her responsibility to the Fund, key service providers are expected to cooperate with all reasonable requests, including but not limited to:

(1)	Providing quarterly reports as requested;

(2)	Immediately report any compliance violations, regulatory correspondence, or other key events involving the compliance program;

(3)	Provide updates to compliance policies and procedures when updated;

(4)	Accommodate an annual visit by the Chief Compliance Officer or her designee to conduct appropriate testing and review of the service provider’s compliance program.

The Chief Compliance Officer’s appointment and compensation must be approved by the Board. The compensation must be reviewed and approved annually by the Board. The Chief Compliance Officer may be removed by voluntary resignation or by a majority vote of the Board, including a majority of the Independent Trustees.

Although a majority of the Fund’s Compliance Program is dependent on key service providers, such as the Adviser, Administrator and Fund Accountant. The Chief Compliance Officer is responsible for providing oversight and guidance to the key service providers to ensure there are no violations of securities laws. To facilitate this oversight, the Chief Compliance Officer will participate in regular meetings with the key service providers regarding the routine business of the Fund.

Although the Chief Compliance Officer conducts an annual review and report to the Board, any significant compliance matters that could have an impact to shareholders will be reported to the Board immediately by telephone and then followed with a formal report to the Board at the next regularly scheduled quarterly meeting.

b.	Annual Review

The Fund’s Chief Compliance Officer shall conduct an annual review of the Compliance Program to review and test the effectiveness of the Compliance Program and issue a report to the Board. In performing the annual review of the Compliance Programs of key service providers, the Chief Compliance Officer may use third-party reports covering the Compliance Programs, provided the reports are completed by reputable agencies independent of the service provider.

The annual written report to the Board shall include a summary of any findings of the Chief Compliance Officer, any changes made to the Compliance Programs of the key service providers since the last report, any recommended changes to the Compliance Program, any material compliance matters that occurred since the last report and a general review of the key service providers.

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c.	Senior Officers

All Senior Officers of the Fund are subject to a code of ethics. The Principal Executive Officer and the Principal Financial Officer are expected to adhere to a high standard of business ethics and be aware of situations that may present potential or actual conflicts of interest. They are also responsible for ensuring the accurate representation of information the Funds file with the SEC and working with the Chief Compliance Officer to ensure compliance with applicable laws, rules and regulations governing the Fund.

d.	Anti-Money Laundering Policy

The Patriot Act requires financial institutions, including investment companies, to establish anti-money laundering programs. It is the policy of the Funds to conduct their business in a manner consistent with applicable laws and regulations designed to combat money laundering activities and to take the necessary steps to ensure that Fund Service Providers comply with these laws and regulations in their performance of services for the Funds.

In order to achieve these objectives, the Funds have adopted an Anti-Money Laundering and Customer Identification Program (the "AML Program"), including policies and procedures reasonably designed to prevent and detect money laundering activities and to ensure that the Funds can have a reasonable belief that it knows the identity of each person or entity opening an account with the Funds.

(1)	AML Compliance Officer - The Funds will appoint a compliance officer to implement and monitor the AML Program ("AML Compliance Officer"). The AML Compliance Officer will report to the Board no less frequently than annually regarding the operation and implementation of the AML Program. In addition, the AML Compliance Officer will furnish such other reports regarding this Program as the Board may from time to time require.

(2)	AML Policies, Procedures, and Controls - The Funds conduct all activities through their Fund Service Providers, as applicable, some of which are also financial institutions subject to the Patriot Act. The Fund Service Providers have direct contact with investors, by opening accounts and/or accepting or processing payments in connection with the purchase and/or redemption of Fund shares, and manage the investment and reinvestment of Fund assets. Therefore, it is appropriate that the Funds delegate the enforcement of its policies to its Fund Service Providers. The AML Compliance Officer will receive annual certifications from the Transfer Agent and regularly evaluate the anti-money laundering and customer identification practices performed for it by its Fund Service Providers to whom it has delegated such activities.

e.	Business Continuity Plan

The Funds’ Chief Compliance Officer coordinates with the Service Providers to ensure there are appropriate policies and procedures in effect for disaster recovery and for continuing the Funds' business in the event of a disaster. These policies are designed to allow the Funds to resume providing services to clients in as short a period of time as possible. These policies are, to the extent practicable, designed to address those specific types of disaster that the Funds might reasonably face given their business and location. These policies and procedures will be reviewed at least annually.

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4.	Affiliated Persons/Transactions

Section 17 of the 1940 Act prohibits certain transactions involving a Fund and its "affiliated persons," as that term is defined in Section 2(a)(3) of the 1940 Act. These prohibitions are designed to prevent insiders from using a Fund to benefit themselves to the detriment of the Fund and its shareholders. An "affiliated person" of a Fund includes directors, officers, employees, and the Adviser. The term also includes any person (i.e., a natural person or a company) owning five percent or more of the Fund's outstanding voting securities and any person directly or indirectly controlling, controlled by, or under common control with the Fund. In addition, a company is a "Fund Affiliate" of a Fund if the Fund, a Fund under common control with the Fund, or both, controls the company or owns or controls five percent of more of the company's outstanding voting securities. Many of the affiliated transaction prohibition in the 1940 Act apply not only to affiliates of a Fund, but also to affiliated persons of affiliated persons. These persons are known as "second tier affiliates." To ensure that the Fund complies with 1940 Act's prohibitions on affiliated transactions, and to ensure that the Fund follows the appropriate procedures in those situations where it is relying on a regulation· exempting it from the prohibition, it is necessary that the Fund identify those entities with which it is affiliated.

a.	Rule 17a-7 Transactions with Certain Affiliated Persons

Section 17 of the 1940 Act prohibits a Fund from buying securities from, or selling securities to, an affiliate of the Fund, or an affiliate of an affiliate, absent compliance with Rule 17a-7. Rule 17a-7 under the 1940 Act governs purchase and sale transactions between the Fund and any persons who may be deemed to be affiliated with the Fund ("Affiliated Person") including another Fund or other accounts managed by the Adviser. The Board has adopted the following policies and procedures to ensure compliance with Rule 17a-7.

Prior to entering into any transactions that may be governed by the requirements of Rule 17a-7, the Adviser or sub-adviser will notify the Chief Compliance Officer. The Chief Compliance Officer will document the transaction details to ensure all regulatory requirements are met. The Chief Compliance Officer shall report any Rule 17a-7 transactions to the Board in her quarterly reports to the Board at the regularly scheduled meetings.

b.	Rule 17e-1 Brokerage Commissions to Affiliated Persons

Section 17(e) and Rule 17e-1 under the 1940 Act govern the payment of brokerage commissions to affiliated persons. Together, these provisions require that the brokerage commission or other fee paid to an affiliated broker be reasonable and fair compared to the commission or other fee that other brokers would charge in comparable transactions involving similar securities purchased at the same time. The nature of the Funds' investments would make it unlikely that there would be any brokerage commissions paid.

c.	Rule 10f-3 Acquisition of Securities from an Underwriting Syndicate

Section 10(f) of the 1940 Act prohibits a fund from acquiring a security during a public offering (either a primary or a secondary offering) if an affiliate of the fund is a member of the underwriting syndicate. Rule 10f-3 provides an exemption from this prohibition and establishes the conditions under which a fund may purchase securities from an underwriting syndicate in which a broker/dealer affiliated with adviser or sub-adviser of the fund, or any affiliate thereof, participates as a manager or co-manager of the underwriting or as a member of the underwriting syndicate (i.e., distributor).

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No Affiliate of the Fund currently acts as a member in any underwriting syndicates. If this should change, then appropriate procedures will be implemented to ensure compliance with the Rule.

d.	Rule 12d3-1 Acquisition of Securities Issued by Persons Engaged in Securities Related Businesses

Section 12(d)(3) of the 1940 Act prohibits a Fund from purchasing or otherwise acquiring any security issued by, or other interest in, broker/dealers, underwriters, and investment advisers. The SEC broadly interprets this section to prohibit the acquisition of interests in these entities either directly or indirectly through ownership of controlled or affiliated companies. Rule 12d3- 1 provides an exemption from Section 12(d)(3) provided certain conditions are satisfied. The nature of the Funds' investments would make it unlikely to violate this Rule.

Notwithstanding Section 12(d)(3) of the 1940 Act, a Fund may acquire any security issued by any person that, in its most recent fiscal year, derived more than 15 percent of its gross revenues from "securities related activities," as that term is defined in Rule 12d3-l under the 1940 Act, provided that:

(1)	Immediately after the acquisition of any equity security, the Fund owns not more than five percent of the outstanding securities of that class of the issuer' s equity securities;

(2)	Immediately after the acquisition of any debt security, the Fund owns not more than 10 percent of the outstanding principal amount of the issuer's debt securities; and

(3)	Immediately after any such acquisition, the Fund has invested not more than five percent of the value of its total assets in the securities of the issuer.

This policy does not permit a Fund to acquire:

(1)	A general partnership interest;

(2)	A security issued by a Fund's promoter, distributor, or any affiliated person of such promoter, or distributor; or

(3)	A security issued by the Adviser, or an affiliated person of the Adviser, other than a security issued by a sub-adviser or an affiliated person of a sub-adviser of the Fund provided that:

a.	Prohibited relationships. The sub-adviser that is (or whose affiliated person is) the issuer is not, and is not an affiliated person of, the Adviser responsible for providing advice with respect to the portion of the Fund that is acquiring the securities, or of any promoter, underwriter, officer, director, member of the Advisory board, or employee of the Fund;

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(4)	Advisory contract. The Advisory contracts of the sub-adviser that is (or whose affiliated person is) the issuer, and any sub-adviser that is advising the portion of the Fund that is purchasing the securities:

a.	Prohibit them from consulting with each other concerning transactions of a Fund in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of this section; and

b.	Limit their responsibility in providing advice to providing advice with respect to a discrete portion of a Fund's portfolio.

5.	Fund Governance

A majority of the members of the Board must be Independent Trustees. Within 60 days after the Fund’s fiscal year end, the Trustees must disclose (i) their professional affiliations; (ii) any ownership interests in the Adviser and Distributor; (iii) any material transactions or relationships with the Adviser and Distributor; and (iv) any convictions, orders, decrees, judgments, or injunctions relating to the sale of securities, the conduct of the Trustee as an underwriter, Adviser or broker, or any other conduct specified in Section 9 of the 1940 Act. This information is needed to ensure whether the Trustee qualifies as an Independent Trustee. The information will be retained by the Fund for at least six (6) years in accordance with Rule 31a-2(a)(4) under the Investment Company Act of 1940.

The Board shall be responsible for maintaining appropriate procedures for its governance and oversight of the Fund in compliance with the Investment Company Act of 1940, including but not limited to the election/appointment of new members, the establishment and maintenance of committees and the hiring of independent legal counsel.

6.	Regulatory Reporting

a.	N-CSR Requirements

Under the Sarbanes-Oxley Act of 2002, registered investment companies are required to file certifications with its semi-annual and annual reports on Form N-CSR. Pursuant to Section 302 of the Act, the Chief Executive Officer and the Treasurer are required to certify that they have designed "disclosure controls and procedures to ensure that material information relating to the investment company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the time the Forms N-CSR are being made." Furthermore, the Chief Executive Officer and Treasurer must also certify that they have "evaluated the effectiveness of the investment company's controls and procedures," disclosed any deficiencies in such controls or procedures to the investment company's auditors and audit committee, and taken appropriate measures to address them.

The Fund’s Accountant will prepare the Form N-CSR within 30 days after the end of the reporting period and circulate a draft to the appropriate Fund Officers. Once the Form N-CSR is approved, the Fund’s Treasurer and Chief Executive Officer will complete the certification and send it to the Chief Compliance Officer. The Chief Compliance Officer will ensure the form is filed with the semi-annual and annual reports. The Form must be filed no later than 10 days after the Fund’s semi-annual and annual reports are sent to shareholders.

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(1)	Disclosure to Auditors and Audit Committee.

a.	If the Chief Executive Officer or Treasurer has knowledge of: (i) any significant deficiencies in the design or operation of the Funds' internal control over financial reporting which could adversely affect the Funds' ability to record, process, summarize, and report financial data and identify for the Funds' auditors any material weakness in the internal control over financial reporting; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Funds' internal control over financial reporting; he will report this to the Funds' audit committee and outside auditors as soon as practicable.

b.	The report may be made by telephone, in writing, or during an audit committee meeting, and is required only if the Chief Executive Officer or Treasurer has relevant information to disclose.

c.	The Fund Audit Committee must disclose to the SEC whether there is at least on financial expert on its Audit Committee. The Chief Compliance Officer will work with Fund Counsel to evaluate the experience of the audit committee members to make this determination.

b.	Form N-Q

The Fund is required to file a complete schedule of Fund holdings for the first and third fiscal quarters on Form N-Q. The complete schedule of Fund holdings for the second and fourth fiscal quarters is filed on Form N-CSR. Form N-Q must be filed within 60 days of the end of the applicable fiscal quarter.

c.	Form N-2

The Chief Compliance Officer will coordinate with Fund Counsel to file updates to the Prospectus and SAI of the Fund as needed. The Fund is required to disclose its holdings and will do so in accordance with the requirements under Form N-2.

d.	Blue Sky: State Registration

The Administrator will file Form NF, as well as any other required forms, with the state securities commissioner of any state in which shares of the Fund are sold. The Administrator will maintain a list of the state filings for the Fund and provide the list to the Chief Compliance Officer at least annually.

e.	Form N-SAR

The Administrator must prepare and file the annual and semi-annual Form N-SAR no later than 60 days after the end of the second and fourth fiscal quarters. The Form N-SAR does not need to be certified by the Fund’s Chief Executive Officer and Treasurer.

f.	Section 13 Reporting

Under Section 13 of the 1934 Act, any person or group of persons who directly or indirectly acquire beneficial ownership of 5% or more of any equity security must send to the issuer of such security and file with the SEC either a Schedule 13D or 13D report disclosing its ownership position. Based on the nature of the Fund’s investments, it is highly unlikely these schedules will be applicable to the Fund’s holdings.

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g.	Proxy Voting

Pursuant to rules established by the SEC under the 1940 Act, the Board has adopted formal, written guidelines for proxy voting by the Funds. The Board oversees voting policies and decisions for the Fund. Generally, the Fund will invest in various private equity funds and hedge funds structured as domestic partnerships or offshore corporations.

In general, the Board believes that the Adviser, which selects the individual companies that are part of the Funds' portfolio, is the most knowledgeable and best suited to make decisions about proxy votes. Therefore, the Funds defer to and rely on the Adviser to make decisions on casting proxy votes.

Any interests in an underlying fund being initially subscribed for by the Fund, or any interests subsequently acquired by the Fund through subscription, transfer or otherwise, which equal or exceed the 5% limit, shall be deemed as not entitled to voting rights. Furthermore, to the extent that the Fund, upon advice of Fund Counsel, determines that the exercise of any other right under the Partnership Documents would cause the interests held by the Fund in the underlying fund to be deemed ''voting securities" equal to or in excess of the 5% limit, within the meaning of Section 2(a)(42) of the 1940 Act, the Fund will notify the underlying fund that it shall only be entitled to exercise voting rights representing less than the 5% limit (i.e., 4.99% or less).

If the Adviser does vote any proxies on behalf of the Fund, then the Adviser will ensure that a Form N-PX is filed annually with the SEC by August 31 for the 12 month period ending June 30 prior to the filing.

Form N-PX requires disclosure of the following information for each matter relating to a portfolio security considered at any shareholder meeting held during the period covered by the report and with respect to which the fund was entitled to vote:

(1)	The name of the issuer of the portfolio security

(2)	The exchange ticker symbol of the portfolio security

(3)	The Council on Uniform Securities Identification Procedures ("CUSIP") number for the portfolio security

(4)	The shareholder meeting date

(5)	A brief identification of the matter voted on

(6)	Whether the matter was proposed by the issuer or by a security holder

(7)	Whether the fund cast its vote on the matter

(8)	How the fund cast its vote (e.g., for or against proposal, or abstain; for or withhold regarding election of directors)

(9)	Whether the fund cast its vote for or against management

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h.	Forms 3, 4 or 5

Certain insiders associated with the Funds are required to obtain pre-clearance from the Chief Compliance Officer for all personal securities transactions involving shares of the Funds. Such insiders are Reporting Persons for purposes of these procedures. Each Reporting Person will coordinate with the Chief Compliance Officer, to ensure that the appropriate reporting form is properly completed, reviewed by the Reporting Person, and then timely filed with the SEC via EDGAR.

A Reporting Person stops filing Reports when the characteristics that caused the insider to be a Reporting Person no longer apply. When the event occurs, the person generally files an “exit” Form 4, as well as a final Form 5 if all transactions requiring a report were not previously reported as of the date on the “exit” Form 4.

(1)	Form 3

Form 3 is the initial beneficial ownership report, and a Reporting Person must generally file the report within 10 days after the event by which the person becomes a Reporting Person. Nevertheless, persons who are Reporting Persons with respect to an interval fund at the time of fund launch should file Form 3 no later than the effective date of the fund's 1940 Act registration statement. Note that Form 3 may be required even if a Reporting Person owns no securities issued by the interval fund. In such a case, a filer simply discloses ownership of no securities on the form.

(2)	Form 4

Form 4 reports any changes in the Reporting Person's beneficial ownership of any class of the interval fund's equity securities at any time after filing the Form 3. Form 4 must be filed before the end of the second business day following the day on which a transaction resulting in a change of beneficial ownership occurs. A single Form 4 can be used to report multiple transactions, but in such a case, the form is due within two business days of the earliest transaction reported. Form 4 may be also filed voluntarily to report only exempt or excluded transactions. Voluntary Forms 4 are not subject to the two business day deadline and can be filed at any time as long as it is filed before a Form 5 is due.

(3)	Form 5

Form 5 is the annual report used to report all transactions during the previous fiscal year that either were not required to be reported on Form 4 or should have been reported on Form 3 or 4. Form 5 also discloses the filer's beneficial ownership at the end of the year. A Reporting Person must file Form 5 on or before the 45th day after the end of the Funds' fiscal year. Note that no Form 5 is required if all transactions otherwise required to be reported on Form 5 were previously reported before the due date of the Form 5.

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7.	Investment Process

a.	Private Equity Investments

The Fund will primarily invest in Private Equity deals. These transactions are structured, negotiated transactions not conducted through a securities market. As such, they are not subject to many traditional securities related considerations, such as best execution and soft dollars. Due to the complicated nature of the transactions, it is important for the Chief Compliance Officer to be actively involved with each transaction. Therefore the CCO will be responsible for the following process:

(1)	The CCO will participate in regularly scheduled calls with the Adviser and sub-adviser to review the current recommendations to the Fund and the status of approved investments;

(2)	The CCO will work with appropriate legal counsel to review paperwork for each investment to ensure the Fund’s best interests are protected; and

(3)	During the annual review of the sub-adviser, the CCO or her designee will review a sample of the transactions closed during the period to review the sub-adviser’s due diligence files to ensure they are following their procedures for the review of underlying managers for the deals recommended to the Fund.

b.	Co-Investments

Although the transactions cannot be grouped or bunched with other orders, there will be occasions where the sub-adviser or other clients of the sub-adviser will be participating in a transaction with the Fund. These are considered co-investments. In accordance with the exemptive order given by the SEC, the Fund may allow co-investments under certain conditions. These conditions include approval by the Fund’s Board. The CCO will work with the Adviser and sub-adviser to prepare a report to the Board on any co-investments and ensure proper approvals are documents prior to closing.

c.	Diversification

The Fund is a non-diversified investment company under Section 5(b) of the 1940 Act. A diversified investment company means that the fund, with respect to 75 percent of its total assets, is limited in its investment in the securities of any one issuer (other than cash and cash items, government securities, and securities of other investment companies) to an amount not greater in value than five percent of the value of the fund's total assets and to not more than 10 percent of the outstanding voting securities of any one issuer. A non-diversified investment company is not subject to these limits and may invest a higher percentage of its assets in the securities of a small number of companies. As such there is an increased risk that the Funds may be affected more than a diversified fund by changes in the financial condition, or the financial markets' assessments, of any of these companies.

In order to maintain its status as a regulated investment company under Subchapter M of the IRC, the Fund must be diversified with respect to 50 percent of its assets and meet the 90 percent gross income test.

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d.	Senior Securities

Section 18(f) of the 1940 Act generally prohibits a Fund from issuing any senior security, except that a Fund may borrow from a bank if the Fund has asset coverage of at least 300%. The SEC has described certain types of transactions that it believes involve leverage and, therefore, could be deemed to create senior securities. Due to the nature of the kinds of investments the Fund will be utilizing, it is highly unlikely that any senior securities will be created.

e.	Borrowing Procedures

Under the 1940 Act, a Fund’s total borrowing is limited to up to 33.5% of the net asset value of the Fund. The CCO of the Fund will work with the Adviser to review the portfolio to ensure all leverage and borrowing remains below the 33.5% limit.

f.	Pricing and Valuation Guidelines

Section 2(a)(41) and Rule 2a-4 of the 1940 Act define value, with respect to securities and other assets of registered investment companies for which market quotations are not readily available, as the fair market value (the "Fair Value") of those securities. The SEC has stated that the ultimate responsibility for valuation rests with the Board. However, the Board may delegate the day-to-day function of determining the value of portfolio securities to the Adviser/Sub-Adviser or a committee, provided the Board retains sufficient oversight. Due to the nature of the Fund’s investments, fair valuations will be utilized from time to time. Appropriate Valuation policies will be implemented with Board approval and a report will be made to the Valuation Committee of the Board at least quarterly.

g.	NAV Calculation Errors

A NAV calculation error is defined as any computation of the net asset value (“NAV”) per share of any class of shares of the fund where, if corrected, would cause the fund’s NAV, as rounded to the nearest penny to change. In general, erroneous process would be corrected on a go forward basis but it may be necessary to correct and re-state the NAV if they are considered material. Any material pricing errors will be reported to the Board for review and approval for any corrective action taken.

8.	Recordkeeping

Section 31 of the 1940 Act establishes requirements pertaining to the books and records of registered investment companies. It requires the company, and its underwriters, brokers, dealers or investment advisers to maintain and preserve the books and other documents that constitute the basis of the financial statements. In addition, investment advisers that are not majority-owned subsidiaries, depositors and principal underwriters must maintain records of their transactions with the fund. These books and records are subject to examination by the SEC.

Rule 31a-1 requires an investment company to maintain and keep current:

a.	Original entry journals containing an itemized detailed daily record of all securities purchases and sales (including its own securities), all receipts and deliveries of securities, and all receipts and disbursements of cash and all other debit and credits

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b.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including separate ledger accounts for specific activities as set forth in the rule

c.	Corporate charters, certificates of incorporation or trust agreements, by-laws and minute books of meetings

d.	Specific records of each transaction and investment as set forth in the rule

e.	A record identifying their persons or persons, committees or groups authorizing the purchase or sale of portfolio securities

f.	Files of all advisory material received from the investment adviser or any persons from whom the fund accepts investment advice

g.	Other records, as appropriate

Rule 31a-2 requires an investment company to retain records for the following time periods:

a.	Journals, ledgers and corporate documents must be preserved permanently, the first two years in an easily accessible place

b.	The other records described above must be preserved for six years, the first two years in an easily accessible place

c.	The following records must also be preserved for six years, the first two years in an easily accessible place:

(1)	Any advertisements, pamphlets, circulars, form letters or other sales literature addressed to or intended for distribution to prospective investors

(2)	Any record of the initial determination that a director is not an interested person and each subsequent determination (including any questionnaire used to make such determination)

(3)	Any materials used by the disinterested directors to determine that a person who is acting as their legal counsel is an independent legal counsel

(4)	Any documents or other written information considered by the directors pursuant to Section 15(c) of the 1940 Act in approving the terms or renewal of a contract or agreement between the company and an investment adviser

(5)	Rule 38a-1 contains additional recordkeeping requirements with respect to fund compliance programs.

(6)	Rule 2a-7, which governs money market funds, contains additional recordkeeping requirements that apply to those funds.

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Below is a quick reference chart for key books and records for the Fund

Type of record	Number of Years
Accounting books and other records related to the preparation of the financial statements	Six years from the end of the applicable fiscal year
Trial Balances	Six years from the end of the fiscal year when the transaction occurred
Records of Portfolio Purchases (deal paperwork)	Six years from the end of the fiscal year when the transaction occurred
General ledgers and separate ledgers for transaction related activities	Permanently
Purchase and sale journals	Permanently
Corporate charters, formation documents, Board books and minutes	Permanently
Advertisements and Marketing Materials	Six years from the end of the fiscal year in which last used
Copies of the Fund’s Compliance Program pursuant to Rule 38a-1	Five years after the end of the fiscal year from the date last in effect
Copies of the CCO Annual rule conducted pursuant to Rule 38a-1	Five years after the end of the fiscal year in which the review was conducted

Key Service Providers also have an obligation to maintain Books and Records on behalf of the Fund. The CCO will review these requirements with the Key Service Providers during the annual review process to ensure they are aware of and in compliance with their obligations.

Pursuant to Rule 31a-3, if the records required to be maintained and preserved under Rules 31a-1 and 31a-2 are actually prepared or maintained by others on behalf of the person required to keep them, the person required by the rules to keep the records musts obtain from the other person a written agreement that the records are the property of the person required by the rule to keep them and will be surrendered promptly on request.

Where a bank or a member of a national securities exchange acts as custodian, transfer agent or dividend disbursing agent for a fund, the requirements of Rule 31a-3 are considered to have been met if the bank or exchange member agrees in writing to make any records relating to such service available upon request and to preserve, for the periods specified in Rule 32a-2, any records that are required by Rule 32a-1 to be kept.

9.	Tender Offers

The Fund will provide liquidity to shareholders through tender offers. Each quarter, the Board may, subject to its discretion, offer to repurchase shares through a tender offer in the Fund at the unit NAV. In general, it is expected that the Fund will request the Board to approve a repurchase amount up to five percent of the Fund’s total NAV but this amount is subject to the Board’s discretion and can be more or less depending on many factors. If the tender offer is oversubscribed, then the Fund will repurchase the shares on a pro rata basis.

The CCO will work with the Adviser and Fund Counsel to prepare the appropriate documentation. The Form TO will be presented to the Board for approval. Once approved, the Form TO will be filed with the SEC and mailed by the Administrator to all record shareholders. The Adviser will work with the Administrator to track the shares tendered for repurchase. Once the tender offer is closed, the Adviser will report to the Board the number and amount of shares repurchased each quarter.

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Tender Offers will generally follow the following Schedule:

Date	Name of Date	Definition
Last business day of the Quarter	Prior NAV Calculation Date	the last date before the Commencement Date for which the Fund completed the calculation of its net asset value
First of each of the 2 months following the Last Business day of the Quarter	Prior Two Admission Dates	the last two dates before the Commencement Date as of which Shares of the Fund were sold
45 days after the last day of the Quarter	Commencement Date	the date as of which the Offer commenced
40 days after the Commencement Date	Notice Date	the date by which each Shareholder desiring to tender Shares for purchase must provide proper notice to the Fund
40 days after the Commencement Date	Expiration Date	the date by which a Shareholder who has previously provided proper notice to the Fund of such Shareholder’s desire to tender Shares may properly notify the Fund of such Shareholder’s desire to withdraw its previous tender request
45 days after the Commencement Date	Acceptance Date	the date which is 40 business days after the Commencement Date
Last business day of the following Quarter	Valuation Date	the date as of which the net asset value of the Shares is calculated, which will be the date specified in this table or, if the Fund properly authorizes any extension of the Offer, the last day of the month immediately following the month in which the Expiration Date occurs

*       Subject to change in the event that the Fund properly authorizes an extension of time during which the Offer is pending. In the event of any such extension, Shareholders will be notified in writing by the Fund. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that Shareholders make any decisions with respect to this Offer based on the dates specified in the table above.

10.	Key Service Providers

Key Service providers are required to have policies and procedures in place for compliance with regulatory requirements. These include, but are not limited to, code of ethics, conflicts of interest, insider trading, maintenance of books and records, business continuity and cybersecurity. The service providers will provide copies of these policies and procedures to the CCO at the time of engagement of the service provider and whenever they are updated. The CCO will review the policies and procedures and perform appropriate tests during her annual review process. She will include a summary of her findings in her annual written report to the Board.

11.	Reports to Shareholders

Rule 30e-1(a) requires that an investment company transmit reports to shareholders at least semi-annually. The reports must include the following information:

a.	The following information and financial statements, which, in the case of the annual report, must be audited:

(1)	Statement of net assets (or assets and liabilities)

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(2)	Schedule of Investments

(3)	Statement of operations

(4)	Statement of changes in net assets

(5)	Statement of aggregate dollars amounts of purchase and sales of investment securities

(6)	Financial highlights

b.	Statement of aggregate remuneration paid to directors, officers and others

c.	The report of the accountants (annual reports only). Section 30(g) requires the audit report to state that the independent public accountants have verified securities owned either by actual examination or by confirmation from the custodian

d.	Information concerning changes in and disagreements with accountants

e.	Biographical information for each director and officer required by Item 12(a)(1) of Form N-1A (annual reports only)

f.	Statement of availability of additional information about fund directors (annual reports only)

g.	If any matter was submitted to a shareholder vote during the period covered by the report, or if shareholder consents were solicited, the date and type of meeting and a summary of the matter(s) and the results of the vote. For an election of directors, the report should contain the names of the directors who were elected and the names of any directors whose term is continuing

h.	Management’s discussion of fund performance (annual reports only). Money market funds are exempt from this requirement. The presentation must include

(1)	A discussion of the factors that materially affected fund performance during the most recently completed fiscal year, including the relevant market conditions and the investment strategies and techniques used by the fund’s adviser. Particular attention must be paid to text accompanying the financial statements, because it may be viewed as advertising or sales literature

(2)	A line graph showing the growth of $10,000 invested over the last 10 fiscal years (or period since the fund was first registered, if shorter), and the growth of $10,000 invested in “an appropriate broad-based securities market index” for the same period

(3)	A table showing the fund’s average annual return for the one-, five-, and 10-year periods ending at the end of the most recently completed fiscal year, and a statement that past performance does not predict future performance and that the graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Rule 34b-1, which governs the timeliness of performance information in sales literature, provides an exemption for annual and semi- annual reports to shareholders

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i.	An expense example

j.	Graphical representation of holdings

k.	Statement regarding availability of quarterly portfolio schedule

l.	Statement regarding availability of proxy voting policies and procedures

m.	Statement regarding availability of proxy voting record

n.	Statement regarding basis for approval of investment advisory contract

The report must be transmitted to shareholders within 60 days of the end of the fiscal period to which it relates. Reports must be filed with the SEC on Form N-CSR no later than 10 days after they are first sent or given to shareholders.

Rule 30e-1(d) permits an open-end investment company to send a copy of its currently effective prospectus or statement of additional information, or both, to shareholders in satisfaction of the annual or semi-annual report requirement if it includes all the information that would otherwise be required to be contained in the report. A prospectus or statement of additional information, or both, mailed instead of an annual or semi-annual report must be mailed within 60 days after the close of the relevant period. Thus, in order to make this a usable option, the fund must carefully observe the 60-80 day effectiveness provision of Rule 485(a) for post-effective amendments to ensure that all reviews and submissions will be made in a timely manner so that the new prospectus will become effective within the 60-day period for mailing the annual report.

The CCO will work with the Administrator, the Auditor, the Fund Accountant and the Adviser to ensure the semi-annual and annual reports are delivered to Shareholders.

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AltI PRIVATE EQUITY ACCESS Fund

CODE OF ETHICS FOR SENIOR OFFICERS

Preamble

Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for senior financial officers. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to the company’s principal executive as well as principal financial officers, if such a code has been adopted. In response, Alti Private Equity Access Fund (the “Fund” or the “Trust”) has adopted this Code of Ethics (the “Code”).

Statement of Policy

It is the obligation of the Fund’s senior officers to provide full, fair, timely, and comprehensible disclosure, financial and otherwise, to Fund shareholders, regulatory authorities, and the general public. In fulfilling that obligation, senior officers must act ethically, honestly, and diligently. This Code is intended to enunciate guidelines to be followed by persons who serve the Fund in senior officer positions. No Code of Ethics can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the letter of applicable laws, rules, and regulations, and to provide the type of clear and complete disclosure and information Fund shareholders have a right to expect.

The purpose of this Code of Ethics is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Funds, to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Funds and their adviser have adopted or may adopt in the future with which Fund officers are also required to comply (e.g., code of ethics relating to personal trading and conduct).

Covered Persons

This Code of Ethics applies to those persons appointed by the Fund’s Board of Trustees as Chief Executive Officer, President, Chief Financial Officer, and Chief Accounting Officer, or persons performing similar functions.

Promotion of Honest and Ethical Conduct

In serving as an officer of the Fund, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his colleagues who provide services to the Fund, whether directly or indirectly, to do the same.

Each Covered Person understands that as an officer of the Fund, he has a duty to act in the best interests of the Fund and their shareholders. The interests of the Covered Person’s personal interests should not be allowed to compromise the Covered Person from fulfilling his duties as an officer of the Fund.

If a Covered Person believes that his personal interests are likely to materially compromise his objectivity or his ability to perform the duties of his role as an officer of the Fund, he should consult with the Funds’ chief legal officer or outside counsel. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Board or a committee thereof.

No Covered Person shall suggest that any person providing, or soliciting to be retained to provide, services to the Funds give a gift or an economic benefit of any kind to him in connection with the person’s retention or the provision of services.

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Promotion of Full, Fair, Accurate, Timely, and Understandable Disclosure

No Covered Person shall create or further the creation of false or misleading information in any SEC filing or report to Fund shareholders. No Covered Person shall conceal or fail to disclose information within the Covered Person’s possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to Fund Counsel, who shall advise such Covered Person whether corrective action is necessary or appropriate.

Each Covered Person, consistent with his responsibilities, shall exercise appropriate supervision over and shall assist Fund Service Providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his best efforts within his area of expertise to assure that Funds report reveal, rather than conceal, the Funds’ financial condition.

Each Covered Person shall seek to obtain additional resources if he believes that available resources are inadequate to enable the Funds to provide full, fair, and accurate financial information and other disclosure to regulators and Fund shareholders.

Each Covered Person shall inquire of other Fund officers and Fund Service Providers, as appropriate, to assure that information provided is accurate and complete and presented in an understandable format using comprehensible language.

Each Covered Person shall diligently perform his services to the Funds, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

Promotion of Compliance with Applicable Government Laws, Rules and Regulations

Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Fund and their operations and shall act with competence and due care in serving as an officer of the Fund. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.

Each Covered Person shall devote sufficient time to fulfilling his responsibilities to the Fund.

Each Covered Person shall cooperate with the Fund’s independent auditors, regulatory agencies, and internal auditors in their review or inspection of the Fund and their operations.

No Covered Person shall knowingly violate any law or regulation relating to the Fund or their operations or seek to illegally circumvent any such law or regulation.

No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation involving the Fund or their operations.

Promoting Prompt Internal Reporting of Violations

Each Covered Person shall promptly report his own violations of this Code and violations by other Covered Persons of which he is aware to the Chairman of the Fund’s Audit Committee.

Any requests for a waiver from or an amendment to this Code shall be made to the Chairman of the Fund’s Audit Committee. All waivers and amendments shall be disclosed as required by law.

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Sanctions

Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation. Such sanctions may include censure, suspension, or termination of position as an officer of the Fund. Sanctions shall be imposed by the Fund’s Audit Committee, subject to review by the entire Board.

Each Covered Person shall be required to certify annually whether he has complied with this Code.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies, and procedures that govern the Fund’s senior officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder, or any other person or entity.

Recordkeeping

The Fund will maintain and preserve for a period of not less than six years from the date such action is taken, the first two years in an easily accessible place, a copy of the information or materials supplied to the Board (i) that provided the basis for any amendment or waiver to this Code and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

Amendments

The Trustees will make and approve such changes to this Code of Ethics as they deem necessary or appropriate to effectuate the purposes of this Code.

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CODE OF ETHICS FOR SENIOR OFFICERS

I HEREBY CERTIFY THAT:

(1)	I have read and I understand the Code of Ethics for Senior Officers adopted by Altegris KKR Private Equity Master Fund and Altegris KKR Private Equity Fund (the “Code of Ethics”);

(2)	I recognize that I am subject to the Code of Ethics;

(3)	I have complied with the requirements of the Code of Ethics during the calendar year ending December 31, _______; and

(4)	I have reported all violations of the Code of Ethics required to be reported pursuant to the requirements of the Code during the calendar year ending December 31, _____.

Set forth below exceptions to items (3) and (4), if any:

Signature: __________________________________________

Name (please print): ___________________________________

Date: ______________________________________________

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